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                                ANNUAL BONUS PLAN

                                   OpTel, Inc.






























                                 August 21, 1996

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PLAN OBJECTIVE
--------------

The objective of the Plan is to encourage Senior Management of OpTel, Inc. to take such decisions and measures as are needed to achieve and exceed the objectives defined in the annual business plans of OpTel, Inc., to compensate them on the basis of the results obtained over a financial year and, where these results justify such action, to provide cash compensation that is competitive when compared with the market.

DEFINITIONS
-----------

The following definitions are applicable for the purposes of the present Plan:

"Base salary" means such compensation as is earned for services rendered to the Corporation, but does not include bonuses, fees, director's fees, or incentives;

"Board" means the OpTel, Inc. Board of Directors;

"Committee" means the compensation committee of the OpTel, Inc. Board;

"Corporation" means OpTel, Inc.

"Economic value created (EVC)" means the amount of Net operating profit after taxes (NOPAT) (as defined below) less the Cost of capital (as defined below) for OpTel, Inc.

where

         "the Net operating profit after tax (NOPAT)" means the operating income before deduction of interest expenses, annual bonuses and performance awards, but after deduction of taxes calculated at an annually set rate and after deduction of depreciation;

and

         "cost of capital" means the amount derived from the Weighted average cost of capital (WACC) (as defined below) expressed as a rate multiplied by the amount of the Average net assets used (as defined below);

where

         "the Weighted average cost of capital (WACC)" means the rate, expressed as a percentage, derived from the after-tax cost of the debt plus the cost of equity, both elements being proportionate to their importance in the target capital structure (at market value) of OpTel, Inc. This rate is set annually for the following financial year;

and

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         "the Average net assets used" means the assets calculated by dividing by 12 the aggregate of the 12 monthly amounts of the net assets used as determined by the Finance department of OpTel, Inc.

"Officer" means any member of the Senior Management of OpTel, Inc. designated by the Committee as an officer.

"Plan" means the annual bonus plan for Senior Management of OpTel, Inc.

The "Senior Management" of OpTel, Inc. means generally, the Chief Executive Officer, Chief Operating Officer and the Vice Presidents reporting directly to the Chief Executive Officer or the Chief Operating Officer.

ADMINISTRATION
--------------

The Plan is administered by the Committee which has decision-making authority with respect to determining:

-    which Officers participate in the Plan;

- the (target) and (threshold) levels of the economic value added, and the EVC interval used to determine the bonus;

-    bonus payment method;

- provisions applicable in case of resignation, dismissal, Retirement, disability or death of an Officer;

-    all other rules or provisions required for the administration of the Plan.

PERFORMANCE
-----------

The performance criteria used to determine the bonus payable to OpTel Officers are defined according to the EVC objectives applicable to OpTel.

The objectives are approved by the Committee at the beginning of each financial year and based on the annual business plans of OpTel, Inc.

BONUS LEVEL
-----------

The target bonus is 25% of the annual Base salary in force at the beginning of the financial year (September 1).


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DETERMINATION OF BONUS
----------------------

The bonus is determined at the end of the financial year and depends on the extent to which the objectives set at the beginning of the year have been achieved, using the following formula:

         Bonus = SL 25% X 1+ Real EVC-Target EVC
                             -------------------
                                    EVC Interval

where

SAL =

         Annual Base salary in force on September 1 that begins the financial year.

Real EVC =

         The Economic value created by OpTel, Inc. as calculated at the end of the financial year.

Target EVC =

         Anticipated Economic value created based on the annual business plans of OpTel, Inc.

EVC Interval =

         A variable that will determine the slope of the bonus earned as established by the Committee at the beginning of each financial year.

The bonus is zero if the real EVC over a financial year is less than the minimum EVC level (threshold) determined at the beginning of each financial year.

The maximum bonus equals 4 times the target bonus (or 100% of the annual Base salary of the Officer).

PAYMENT OF THE BONUS
--------------------

The bonus earned for a given financial year is paid in cash after year-end and after statutory deductions. Payment is made as recommended by the Committee, as soon as the financial results of the Corporation are known and approved by the Board and the EVC measures are calculated. The Committee recommendation must comply with the spirit of the annual business plan of OpTel, Inc.

TERMINATION OF EMPLOYMENT, RETIREMENT AND DISABILITY
----------------------------------------------------

o        Resignation or dismissal

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         If the Officer voluntarily resigns or if his/her employment is terminated by the Corporation for cause or for any other reason linked to his/her performance (dismissal), no bonus is payable for the year of termination of employment.

o        Resignation triggered by the Corporation, Retirement or disability

         If the resignation of the Officer is triggered by the Corporation or if his/her employment is terminated following retirement or if the Officer suffers from total and permanent disability, the bonus is determined in proportion to the number of completed months of participation at the date of termination of employment, Retirement or disability unless the Committee should decide otherwise, in which case the bonus is determined at the discretion of the Committee.

o        Death

         Upon the death of the Officer, the bonus is determined in proportion to the number of completed months of participation at the date of death.

         NEW PARTICIPANT
         ---------------

         If an Officer begins to participate in the Plan during the first six months of a financial year, the bonus is determined in proportion to the number of completed months of participation during that financial year.

If an Officer becomes a participant in the Plan during the last six months of a financial year, participation will be deferred until the beginning of the following year.

IMPLEMENTATION
--------------

The CEO of OpTel, Inc. shall:

o prior to August 31 of each year, provide the Committee with the list of Officers participating in the Plan for the upcoming financial year, the objectives (targets, threshold and interval) of economic value added that will serve to determine the amount of bonus for the upcoming financial year.

The Committee shall:

o prior to September 30 of each year, approve the list of Officers enrolled in the Plan and the EVC objectives that will be used to determine the amount of bonus for the upcoming financial year.


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AMENDMENT AND CANCELLATION
--------------------------

The Committee may at any time and where necessary amend, suspend or cancel the Plan, in whole or in part. No amendment, suspension or cancellation of the Plan shall impact negatively on the rights accrued under the terms of the Plan.

Non-assignability and non-transferability

           No right vested in the Officer with regard to his/her participation in the Plan shall be assigned or transferred by the Officer, except for such sums as are earned upon death under the terms of a will or under the terms of the legal provisions governing estates.



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